Exhibit 12.1: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(dollars in thousands) (unaudited)

	For the Six Months
	Ended June 30,

	2004	2003

Including Interest on Deposits
Earnings:
Income before income taxes	$1,773,700	$1,527,154
Fixed charges	750,134	777,241
Interest capitalized during period, net of amortization of previously capitalized interest	(8,455)	(6,697)

Earnings, for computation purposes	$2,515,379	$2,297,698

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on deposits, short-term borrowings, and long-term debt and bank notes, expensed or capitalized	$747,671	$776,350
Portion of rents representative of the interest factor	2,463	891

Fixed charges	750,134	777,241
Preferred stock dividend requirements	10,574	11,005

Fixed charges and preferred stock dividend requirements, including interest on deposits, for computation purposes	$760,708	$788,246

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, including interest on deposits	3.31	2.91

Excluding Interest on Deposits
Earnings:
Income before income taxes	$1,773,700	$1,527,154
Fixed charges	262,975	198,025
Interest capitalized during period, net of amortization of previously capitalized interest	(8,465)	(6,707)

Earnings, for computation purposes	$2,028,210	$1,718,472

Fixed Charges and Preferred Stock Dividend Requirements:
Interest on short-term borrowings and long-term debt and bank notes, expensed or capitalized	$260,512	$197,134
Portion of rents representative of the interest factor	2,463	891

Fixed charges	262,975	198,025
Preferred stock dividend requirements	10,574	11,005

Fixed charges and preferred stock dividend requirements, excluding interest on deposits, for computation purposes	$273,549	$209,030

Ratio of earnings to combined fixed charges and preferred stock dividend requirements, excluding interest on deposits	7.41	8.22

The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pre-tax earnings which would have been required to cover such dividend requirements on the Corporation's Preferred Stock outstanding.